Exhibit 99.1

News Release Contact: Michael M. Keating Senior Vice President Administration P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9211

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Executive Level Promotions

Whippany, New Jersey, July 24, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today executive promotions in line with its planned management succession.

Michael A. Stivala, President, will assume the role of President and Chief Executive Officer, effective September 28, 2014, as the CEO title will be relinquished by Michael J. Dunn, Jr. upon his retirement from Suburban on September 27, 2014.

In addition, the Partnership announced that Michael A. Kuglin is promoted to Chief Financial Officer and Chief Accounting Officer from Vice President-Finance and Chief Accounting Officer, effective September 28, 2014.

Mr. Dunn made the following comment, “These promotions represent the final steps of Suburban’s succession plan. The combined senior leadership team that the Board of Supervisors has appointed will enable Suburban to continue its pursuit of Unitholder value and service to our customers and employees.”

Suburban Propane Partners, L.P. is a publically traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

###